Exhibit 99.1

Pactiv Posts Second Quarter EPS of $0.56

Sales Rise 8 Percent from Organic Growth and PWP Acquisition

LAKE FOREST, Ill.--(BUSINESS WIRE)--July 29, 2010--For the quarter ended June 30, 2010, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $75 million, or $0.56 per share, compared with $81 million, or $0.61 per share, in 2009. Sales rose 8 percent to $973 million from $901 million, reflecting 7-percent higher volume and 1-percent higher pricing. The acquisition of PWP Industries closed April 1 and added $41 million to second quarter sales.

“We had good performance in the quarter in markets that continue to be weak. Volume growth was driven by the addition of PWP, as well as new business wins. Raw material costs were significantly higher in the first part of the quarter, but began to decline mid-quarter. Overall, we are entering the second half with good momentum and expect to perform well with volume growth of 9 to 10 percent, approximately half of which is organic,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Second quarter gross margin was 28.2 percent compared with 33.3 percent last year, as unfavorable spread (the difference between selling prices and raw material costs) offset higher volume. Operating margin was 14.5 percent compared with 17.0 percent. Last year’s margins were at very high levels because selling prices had not fully adjusted to reflect significantly lower raw material costs.

Selling, general, and administrative (SG&A) expense was $83 million compared with $100 million in 2009, which was unusually high. The improvement was a result of lower incentive compensation accruals. Free cash flow in the second quarter was $45 million compared with $62 million last year.

For the six-month period, income from continuing operations was $123 million, or $0.92 per share, compared with $158 million, or $1.19 per share, last year. Included in the 2010 results is a $3 million, or $0.02 per share, first-quarter charge related to reduced tax deductibility of Medicare Part D retiree drug subsidies under the Patient Protection and Affordable Care Act. Operating margin was 13.9 percent compared with 17.9 percent. Sales of $1.75 billion rose 5 percent from $1.67 billion. Gross margin was 28.1 percent versus 34.3 percent in 2009. Year-to-date free cash flow was $54 million compared with $167 million in 2009.

Business Segment Results

Hefty® Consumer Products

Second quarter sales of $361 million rose 1 percent from $356 million, reflecting a 1-percent volume increase. The product categories in which this segment participates all declined in the quarter. Pactiv’s volume growth primarily reflected new business in store brand waste bags, which offset declines in other product lines. Pricing was positioned to respond to expected higher raw material costs. However, raw material costs began to decline sequentially mid-quarter, resulting in some lost volume due to non-competitive pricing.

Operating income was $74 million compared with $80 million last year as unfavorable spread and unfavorable product mix offset lower SG&A spending. Operating margin was 20.5 percent compared with 22.5 percent last year.

For the six-month period, sales of $652 million rose 2 percent from $639 million. Operating income was $127 million compared with $143 million last year. Operating margin was 19.5 percent compared with 22.4 percent.

Foodservice/Food Packaging

Second quarter sales of $612 million rose 12 percent from $545 million, based on 10-percent volume growth and 2-percent higher pricing. All of PWP’s sales are included in this segment. The organic volume increase of 2 percent reflected continued growth in cups and cutlery, as well as increases in produce packaging, processor trays, and paper-based items, which offset declines in some traditional product lines, such as carry-out containers.

Operating income was $69 million compared with $77 million last year, as unfavorable spread offset higher volume. Operating margin was 11.3 percent versus 14.1 percent in 2009.

For the six-month period, sales of $1.1 billion rose 7 percent from $1.0 billion in 2009. Operating income was $118 million compared with $161 million. Operating margin was 10.7 percent compared with 15.7 percent last year.

Outlook

The Company is introducing a third quarter EPS outlook in a range of $0.56 to $0.60. This outlook reflects increased advertising and promotion spending in support of the Consumer business.

The full year EPS outlook has been narrowed to a range of $2.15 to $2.30 from a range of $2.10 to $2.30. The full year outlook includes non-cash pension income of $48 million pretax, $30 million after tax, or $0.23 per share.

Full year 2010 sales are expected to increase between 8 and 9 percent based on volume growth, as pricing is expected to be flat compared with 2009. The sales growth outlook is down slightly from the outlook given in April because the overall market is recovering more slowly than expected, and a lower raw material cost outlook has reduced the magnitude of selling price increases in the second half.

SG&A expense is estimated to be between $305 million and $315 million. The 2010 tax rate is expected to be 36.5 percent. Free cash flow for 2010 is anticipated to be in a range of $330 million to $350 million. Depreciation and amortization expense is expected to be approximately $195 million, and capital expenditures are estimated to be approximately $130 million.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “overall, we are entering the second half with good momentum and expect to perform well with volume growth of 9 to 10 percent, approximately half of which is organic.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 23 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Sales	$ 973	$ 901	$ 1,750	$ 1,667

Costs and expenses
Cost of sales (excluding depreciation and amortization)	699	601	1,259	1,096
Depreciation and amortization	50	46	96	92
Selling, general, and administrative	83	100	152	180
Other expense	-	1	-	1
Operating income	141	153	243	298
Other income/(expense)
Interest income	-	1	-	1
Interest expense, net of capitalized interest	(25)	(24)	(49)	(47)
Income before income taxes	116	130	194	252

Income tax expense (a)	41	49	71	94
Income from continuing operations	75	81	123	158

Discontinued operations, net of tax	-	(1)	-	(1)
Net income attributable to Pactiv	$ 75	$ 80	$ 123	$ 157

Average common shares outstanding (diluted)	134.1	132.5	133.9	132.4

Diluted earnings per share of
common stock attributable to
Pactiv common shareholders:
Income from continuing operations	0.56	0.61	0.92	1.19
Discontinued operations, net of tax	-	(0.01)	-	(0.01)
Net income	$ 0.56	$ 0.60	$ 0.92	$ 1.18

Gross margin (before deprec. & amort.)	28.2%	33.3%	28.1%	34.3%

Operating margin	14.5%	17.0%	13.9%	17.9%

(a) Year to date 2010 income tax expense includes a $2.5 million adjustment ($0.02 per share) for the write-off of deferred tax assets associated with Medicare Part D subsidies.

Pactiv Corporation
Condensed Consolidated Statement of Financial Position

(In millions)

	June 30, 2010	December 31, 2009

Assets
Current assets
Cash and temporary cash investments	$ 43	$ 46
Accounts and notes receivable (a), (b)	512	328
Inventories	489	390
Other	36	68
Total current assets	1,080	832
Property, plant, and equipment, net	1,237	1,172
Other assets
Goodwill	1,232	1,135
Intangible assets, net	375	372
Other	58	63
Total other assets	1,665	1,570

Total assets	$ 3,982	$ 3,574

Liabilities and equity
Current liabilities
Short-term debt, including current
maturities of long-term debt (b)	$ 255	$ 5
Accounts payable	196	144
Other	239	268
Total current liabilities	690	417
Long-term debt	1,270	1,270
Pension and postretirement benefits	629	694
Other liabilities	247	192
Pactiv shareholders' equity	1,132	985
Noncontrolling interest	14	16

Total liabilities and equity	$ 3,982	$ 3,574

(a) Receivables totaling $110 million were sold at December 31, 2009.

(b) As a result of changes to ASC 810 "Consolidation," accounts and notes receivables and short-term debt at June 30, 2010 include $130 million of securitized receivables.

Pactiv Corporation
Condensed Consolidated Statement of Cash Flows

(In millions)

Six months ended June 30,	2010	2009

Operating activities
Net income	$ 123	$ 157
Less results from discontinued operations	-	1
Income from continuing operations	123	158
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	96	92
Deferred income taxes	16	34
Restructuring and other	-	(1)
Noncash pension income	(24)	(17)
Noncash compensation expense	9	10
Working capital	(106)	139
Pension contribution	-	(200)
Other	5	-
Cash provided (used) by operating activities	$ 119	$ 215

Investing activities
Expenditures for property, plant, and equipment	(65)	(49)
Acquisitions of businesses and assets	(200)	(20)
Other continuing operations investing activities	2	1
Cash provided (used) by investing activities	$ (263)	$ (68)

Financing activities
Issuance of common stock	2	1
Revolving credit facility borrowings	160	-
Revolving credit facility payments	(40)	-
Asset securitization borrowings	20	-
Dividends paid to noncontrolling interest	(2)	-
Other	2	(1)
Cash provided (used) by financing activities	$ 142	$ -

Effect of foreign-currency exchange rate changes on cash
and temporary cash investments	(1)	-
Increase (decrease) in cash and temporary cash investments	(3)	147
Cash and temporary cash investments, January 1	46	80
Cash and temporary cash investments, June 30	$ 43	$ 227

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended June 30, 2010
Sales	$ 361	$ 612	$ -	$ 973
Adjustments to sales for acquisitions	-	(41)	-	(41)
Sales adjusted for acquisitions	$ 361	$ 571	$ -	$ 932

Operating income (loss)	$ 74	$ 69	$ (2)	$ 141

Operating margin	20.5%	11.3%		14.5%

Three months ended June 30, 2009
Sales	$ 356	$ 545	$ -	$ 901

Operating income (loss)	$ 80	$ 77	$ (4)	$ 153

Operating margin	22.5%	14.1%		17.0%

Six months ended June 30, 2010
Sales	$ 652	$ 1,098	$ -	$ 1,750
Adjustments to sales for acquisitions	-	(41)	-	(41)
Sales adjusted for acquisitions	$ 652	$ 1,057	$ -	$ 1,709

Operating income (loss)	$ 127	$ 118	$ (2)	$ 243

Operating margin	19.5%	10.7%		13.9%

Six months ended June 30, 2009
Sales	$ 639	$ 1,028	$ -	$ 1,667

Operating income (loss)	$ 143	$ 161	$ (6)	$ 298

Operating margin	22.4%	15.7%		17.9%

Pactiv Corporation
Regulation G GAAP Reconciliations

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(In millions)	2010	2009	2010	2009
Cash flow provided by operating activities - GAAP basis	$ 81	$ 99	$ 119	$ 215
Less:
Capital expenditures - continuing operations	(36)	(26)	(65)	(49)
(Increase) decrease in asset securitization program		(11)		1
Free cash flow (a)	$ 45	$ 62	$ 54	$ 167

	Outlook for
	Twelve months ended December 31, 2010
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities
from continuing operations - GAAP basis	$460	$480

Capital expenditures - continuing operations	(130)	(130)
Free cash flow (a)	$ 330	$ 350

(a) In 2009, we measured free cash flow as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP.  However, due to changes in ASC 810 "Consolidation," securitized borrowings are now included in our consolidated financials in 2010.  Therefore, free cash flow is defined as cash flow from operating activities less capital expenditures.  We believe that free cash flow provides a useful measure of our liquidity.  We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures.  Some of our expenditures are mandatory.  The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-2407
mgonring@pactiv.com